UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 12, 2016

HAMPSHIRE GROUP, LIMITED

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	000-20201 (Commission File Number)	06-0967107 (I.R.S. Employer Identification No.)

1924 Pearman Dairy Road, Anderson, SC (Address of principal executive offices)	29625 (Zip code)

(864) 231-1200

(Registrant’s telephone number including area code)

114 W. 41st Street, New York, New York 10036

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On August 12, 2016, Hampshire Group, Limited (the “Company”) and certain of its subsidiaries (collectively, the “Borrowers”) entered into a Forbearance Agreement dated August 11, 2016 with Salus CLO 2012-1, Ltd. and Salus Capital Partners, LLC, as lenders, pursuant to which, among other things, (i) the lenders agreed to forbear from exercising their rights under the Credit Agreement with the Borrowers through November 7, 2016 as a result of the passage of the maturity and forbearance date of the Credit Agreement and with respect to certain specified defaults, provided that Borrowers are in compliance with the terms of the Forbearance Agreement and Credit Agreement, (ii) the Borrowers proposed a wind down budget for certain of their operations, (iii) the lenders agreed to continue to finance the Borrowers through November 7, 2016, subject to compliance with the wind down budget, the Forbearance Agreement and the Credit Agreement and (iv) the revolving credit commitment under the Credit Agreement was reduced to $17.0 million effective as of the date of the Forbearance Agreement and will be reduced to $10.0 million on October 1, 2016.

The foregoing summary of the Forbearance Agreement does not purport to be complete and is qualified in its entirety by reference to the Forbearance Agreement, a copy of which is expected to be filed with the Company’s next periodic report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HAMPSHIRE GROUP, LIMITED

By:	/s/ William Drozdowski
Name: William Drozdowski
Title: Interim Chief Financial Officer

Dated: August 18, 2016